EXHIBIT 99.1

Simmons Announces Agreement to Acquire Citizens National Bank

PINE BLUFF, Ark., May 18, 2016 (GLOBE NEWSWIRE) -- Simmons First National Corporation (NASDAQ:SFNC) (“Simmons” or the “Company”) announced today that it has entered into a stock purchase agreement ("Agreement") with Citizens National Bancorp, Inc. ("Citizens") and Citizens National Bank ("CNB") to acquire CNB, headquartered in Athens, Tennessee. According to the terms of the Agreement, Simmons will acquire all of the outstanding common stock of CNB (the “Acquisition”) in a transaction valued at approximately $77.0 million (based on the Company's May 17, 2016 closing price). The purchase price will consist of 835,741 shares of Simmons’ common stock and $40.3 million in cash.

"We are pleased to welcome the customers and associates of Citizens National Bank to the Simmons family. As we continue to expand our community banking strategy, it is important that we find partners that have common goals, experience, culture and reputations as excellent corporate citizens. CNB certainly fits that mold," said George A. Makris, Jr., Simmons Chairman and CEO. "The leadership of CNB throughout its 108 years has built a franchise focused on meeting the financial service needs of its customers in the markets it serves. We value that legacy and plan to continue to provide historical levels of quality customer service."

CNB's Highlights (as of 3/31/16):

  Assets                          $552M
  Loans                           $352M
  Deposits                       $473M
  Trust Assets                  $217M
  9 Financial Centers in Eastern Tennessee

"CNB is excited about the strategic partnership with Simmons Bank. The banking philosophy and strategy of Simmons parallel that of CNB in many ways," said CNB Chairman, Paul G. Willson. "Both institutions have their roots in rural markets and have successfully served the banking needs of their customers for over one hundred years."

Completion of the Acquisition is expected in the fourth quarter of 2016 and is subject to certain closing conditions, including approval by the shareholders of Citizens and customary regulatory approvals.  After closing, CNB is expected to continue operations as a separate bank subsidiary of the Company for an interim period until it is merged into Simmons Bank.

Simmons was advised by Keefe, Bruyette & Woods, Inc., a Stifel company. Citizens was advised by SunTrust Robinson Humphrey, Inc. and Mercer Capital, which rendered a fairness opinion.

Simmons is a $7.5 billion Arkansas based financial holding company conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC."

Conference Call

Simmons’ management will conduct a conference call to review this information beginning at 10:00 a.m. Central Time on Thursday, May 19, 2016. Interested persons can listen to this call by dialing toll-free 1-866-298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 16338585. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsfirst.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsfirst.com.

Forward-Looking Statements

Certain statements contained in this press release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms.  These forward-looking statements include, without limitation, those relating to the Company’s future growth, revenue, assets, asset quality, profitability and customer service, critical accounting policies, net interest margin, non-interest revenue, market conditions related to the Company’s common stock repurchase program, allowance for loan losses, the effect of certain new accounting standards on the Company’s financial statements, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rate sensitivity, loan loss experience, liquidity, capital resources, market risk, earnings, effect of pending litigation, acquisition strategy, legal and regulatory limitations and compliance and competition.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this presentation in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors.  These factors include, but are not limited to, changes in the Company’s operating or expansion strategy, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of the Company to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of the Company’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability of the Company to repurchase its common stock on favorable terms, ability to obtain regulatory approvals and meet other closing conditions to the acquisition, including approval by Citizens shareholders on the expected terms and schedule, delay in closing the acquisition, difficulties and delays in integrating the Citizens business or fully realizing cost savings and other benefits of the acquisition, business disruption following the acquisition, changes in interest rates and capital markets, inflation, customer acceptance of the Company’s products and services, and other risk factors.  Other relevant risk factors may be detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission.   Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Important Additional Information and Where to Find It

In connection with the proposed Acquisition, Simmons will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Citizens and a prospectus of Simmons, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF CITIZENS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE ACQUISITION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY SIMMONS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement/prospectus, as well as other filings containing information about Simmons, may be obtained at the SEC’s Internet site (http://www.sec.gov), when they are filed by Simmons. You will also be able to obtain these documents, when they are filed, free of charge, from Simmons at www.simmonsfirst.com under the heading “Investor Relations”. Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas 71601, Attention: J. Burton Hicks, SVP and Investor Relations Officer, Telephone: (870) 541-1000 or to Citizens National Bancorp, Inc., Two Park Street, Athens, Tennessee, Attention: Paul Willson, Telephone: (423) 745-0261.

Citizens and its directors, executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information concerning all of the participants in the solicitation will be included in the proxy statement/prospectus relating to the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

FOR MORE INFORMATION CONTACT:
J. BURTON HICKS
SVP and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000